Exhibit 21.1

LIST OF SUBSIDIARIES OF TSI TELECOMMUNICATION HOLDINGS, LLC

TSI Telecommunication Holdings, Inc.
TSI Telecommunication Services Inc.
TSI Finance Inc.
TSI Networks Inc.